UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 18, 2005

Date of Report (Date of earliest event reported)

EL POLLO LOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-115486	33-0377527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Michelson Drive, Suite 550, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

(949) 399-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Acquisition

As previously announced on September 28, 2005, EPL Holdings, Inc. (“Holdings”), the indirect parent of El Pollo Loco, Inc. (“EPL”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) among Chicken Acquisition Corp. (“CAC”), Holdings, EPL Intermediate, Inc. (“EPL Intermediate”), the direct parent of EPL, EPL, the equity holders of Holdings, and American Securities Capital Partners, L.P. Pursuant to the Stock Purchase Agreement, CAC, an affiliate of Trimaran Fund II, L.L.C. (“Trimaran”), agreed to purchase all of Holdings’ issued and outstanding common stock (other than certain shares that may be exchanged by existing shareholders, including management) (the “Acquisition”).

On November 18, 2005, Holdings, CAC, and the other parties to the Stock Purchase Agreement completed the Acquisition. The purchase price for the stock transferred in the Acquisition was based on a debt-free purchase price of $415.0 million (subject to adjustment as provided in the Stock Purchase Agreement for debt and debt related costs, transaction expenses, working capital and management retained equity) for all of Holdings’ issued and outstanding common stock. In connection with the closing of the Acquisition, directors Stephen E. Carley, Glenn B. Kaufman, Dennis Lombardi, Elizabeth Varet, and David L. Horing were replaced by Steven A. Flyer, David L. Benyaminy, Dean C. Kehler, and Andrew R. Heyer.

A copy of Trimaran’s press release announcing the closing of the Acquisition is attached hereto as Exhibit 99.1.

Other Material Relationships

EPL does not have any material relationship with CAC, Trimaran, or any of their respective affiliates other than in connection with the Stock Purchase Agreement and other agreements entered into in connection with the Acquisition.

Item 3.03.	Material Modification to Rights of Security Holders.

On November 18, 2005, EPL announced that it has accepted and purchased $109,750,000 aggregate principal amount of its 9 1/4% Senior Secured Notes due 2009 (the “Notes”) that were tendered in response to its previously announced tender offer. The tender offer expired at 8 a.m., New York City time, on November 18, 2005.

The completion of the purchase of the Notes was a condition to the effectiveness of the previously disclosed Supplemental Indenture, dated November 2, 2005 (the “Supplemental Indenture”), between EPL and The Bank of New York, as trustee (the “Trustee”), which amends the Indenture, dated as of December 19, 2003, among EPL, EPL Intermediate, and the Trustee, governing the Notes. As such, the Supplemental Indenture is effective as of November 18, 2005.

A copy of the press release announcing the purchase of the tendered Notes is attached to this report as Exhibit 99.2 and is incorporated by reference into this Item 3.03.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth in Item 2.01 of this report is incorporated by reference in this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release by Trimaran Capital Partners dated November 21, 2005

99.2	Press Release by El Pollo Loco, Inc. dated November 18, 2005

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This Form 8-K contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include those risk factors listed from time to time in the company’s reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL POLLO LOCO, INC.

Dated: November 23, 2005	By:	/s/ Joseph Stein
Joseph Stein
Vice President of Finance, Chief Financial
Officer and Treasurer

Exhibit Index

Exhibit Number	Description
99.1	Press Release by Trimaran Capital Partners dated November 21, 2005

99.2	Press Release by El Pollo Loco, Inc. dated November 18, 2005